EXHIBIT 23.2
CONSENT OF ERNST & YOUNG, INDEPENDENT CHARTED ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on form S-8 of Global Media Corp. Of our report dated November 20, 1997 on our audits of the consolidated financial statements of Global Media Corp. As at July 31, 1997 and 1996 and for each of the years in the three year period ended July 31, 1997.

/s/ Ernst & Young
    Ernst & Young , Chartered Accountants

Date: August 18, 1998
Vancouver, Canada